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                                                                     Exhibit 4.1

                       TERMINATION AND RELEASE AGREEMENT


          This TERMINATION AND RELEASE AGREEMENT (this "Agreement"), dated as of June 15, 2000, among Saks Credit Corporation, as Seller ("SCC"), Saks Incorporated, as Servicer ("Saks"), and Norwest Bank Minnesota, National Association (the "Trustee").


                             PRELIMINARY STATEMENTS

          SCC, Saks and the Trustee are parties to the Pooling and Servicing Agreement dated as of August 21, 1997 (as amended, the "Pooling and Servicing Agreement"). All capitalized terms which are used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement;

          SCC, Saks and the Trustee are parties to the Series 1998-1 Supplement to the Pooling and Servicing Agreement dated as of May 6, 1998 (as amended, the "Series Supplement");

          The Trustee issued the Series 1998-1 Class A Certificates, the Series 1998-1 Class B Certificates and the Series 1998-1 Class C Certificates (collectively, the "Certificates") on May 6, 1998;

          The Accumulation Period began on May 1, 2000 and the Class A Expected Payment Date and the Class B Expected Payment Date is the date hereof;

          SCC desires to terminate the Series Supplement, the Certificates and all related agreements by payment in full and performance of all its obligations under such Agreements; and

          Subject to the terms hereof, each of the parties hereto consents to such termination.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          Section 1.  Termination and Release.  Upon receipt by the Paying
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Agent, from and on behalf of SCC, of $91,903,075 in immediately available funds in payment in full of all amounts due pursuant to the terms of the Series Supplement, (i) the Series Supplement shall be terminated, (ii) the holders of the Certificates will surrender such Certificates for cancellation, and (iii) none of the Trustee, SCC or Saks shall have any further obligation or liability under such Agreements, except that those provisions in such Agreements which by their terms survive any termination of such Agreements, shall so survive.

          Section 2.  Further Assurances.  The Trustee agrees that, at SCC's
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expense, it will promptly execute and deliver all further instruments and documents and take all further actions as SCC may reasonably request in order to terminate the Agreements referred to in Section 1 and to release any interests it has in the Receivables pursuant to such Agreements, including such
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financing statements, amendments or assignments or terminations thereof as may be reasonably requested by SCC to evidence the release of its interest in the Receivables and any other property conveyed to the Trustee under such Agreements.

          IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                         SAKS CREDIT CORPORATION,
                                         as Seller
                                         SAKS INCORPORATED,
                                         as Servicer


                                         By: /s/ CHARLES J. HANSEN
                                             ---------------------
                                         Charles J. Hansen
                                         Senior Vice President


                                         NORWEST BANK MINNESOTA,
                                         NATIONAL ASSOCIATION,
                                         as Trustee

                                         By: /s/ SUE DIGNAN
                                             --------------
                                         Sue Dignan
                                         Corporate Trust Officer